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                                                                    Exhibit 23.0

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-42670 and 333-84331) pertaining to the 1999 Stock Option Plan, As Amended, 1995 International Employee Stock Purchase Plan, As Amended, and the French Employee Savings Plan, As Amended, of Business Objects, S.A. of our report dated January 30, 2001, except for Note 11, as to which the date is March 12, 2001 with respect to the consolidated financial statements and schedule of Business Objects, S.A. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                                           /s/ Ernst & Young LLP

San Jose, California
March 26, 2001